   As filed with the Securities and Exchange Commission on September 20, 2002

                              Registration No. 333-
                              ----------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           ---------------------------

                                 DEB SHOPS, INC.
                           ---------------------------

             (Exact name of registrant as specified in its charter)

                  Pennsylvania                                23-1913593
         -----------------------------------          --------------------------
         (State or other jurisdiction of                   (I.R.S. Employer
         incorporation or organization)                   Identification No.)


    9401 Blue Grass Road, Philadelphia, PA                      19114
   --------------------------------------------           -----------------
   (Address of  Principal Executive Offices)                  (Zip Code)


                                 Deb Shops, Inc.
 Incentive Stock Option Plan, As Amended and Restated Effective January 1, 2002
                           ---------------------------
                            (Full title of the Plan)

                                 Marvin Rounick
                             Chief Executive Officer
                              9401 Blue Grass Road
                             Philadelphia, PA 19114
                                 (215) 676-6000
                           ---------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Jason M. Shargel, Esquire
                     Wolf, Block, Schorr and Solis-Cohen LLP
                                1650 Arch Street
                           Philadelphia, PA 19103-2097
                                 (215) 977-2216

                                           CALCULATION OF REGISTRATION FEE


-------------------------------- -------------------- ------------------- ------------------- ----------------------
                                                           Proposed             Proposed
                                                           Maximum               Maximum
   Title Of Securities To Be        Amount To Be        Offering Price          Aggregate           Amount Of
          Registered               Registered (1)        Per Share (2)       Offering Price      Registration Fee
-------------------------------- -------------------- ------------------- ------------------- ----------------------
Common Stock, $0.01                2,000,000 Shares         $27.31            $54,620,000            $5,025
par value per share
-------------------------------- -------------------- ------------------- ------------------- ----------------------

(1) There are registered hereby 2,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of DEB SHOPS, INC. (the "Company") issuable pursuant to the Deb Shops, Inc. Incentive Stock Option Plan, As Amended and Restated Effective January 1, 2002 (the "Plan") under which Options could be granted with respect to 3,000,000 shares of the Company's Common Stock. The remaining 1,000,000 shares of Common Stock issuable pursuant to the Plan were previously registered on a Registration Statement on Form S-8 (File No. 333-48459) filed with the Securities and Exchange Commission on March 23, 1998. This Registration Statement also relates to such indeterminate number of shares of the Company's Common Stock as may become issuable by reason of the adjustment provisions of the Plan with respect to the aforesaid 2,000,000 shares of the Company's Common Stock.

(2) The maximum offering price per share of Common Stock and the maximum aggregate offering price for the 2,000,000 shares of Common Stock being offered pursuant to the Plan are estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. They are based upon the average of the high and low prices of the Common Stock on September 17, 2002, as reported on the NASDAQ National Market System.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         There are hereby incorporated by reference in this Registration Statement the following documents heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission ("Commission"):

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002;

         (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2002 and July 31, 2002; and

         (c) the description of the Company's Common Stock contained in the registration statement on Form 10 as filed with the Commission on May 29, 1984 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of the filing of each such document.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         The validity of the Common Stock being registered by this Registration Statement will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, counsel to the Company. Jack A. Rounick, a partner of such law firm, is a Director of the Company and owns beneficially 942,334 shares of the Company's Common Stock, 750,000 of which are attributable to a trust for the benefit of Marvin Rounick, for which Jack Rounick serves as a co-trustee and as to which shares Jack Rounick disclaims beneficial interest.

Item 6.  Indemnification of Directors and Officers

         Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively, "Representatives"), and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against actual and reasonable expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

         Section 3-12 of the Company's By-laws, as amended ("By-laws"), provides that a Director shall not be personally liable for monetary damages for any action taken or any failure to take any action to the fullest extent permitted by the Pennsylvania Director's Liability Act, former 15 Pa. C.S.A. ss. 1721(h). (This section of the Pennsylvania laws concerning a director's liability has been superseded by current 15 Pa. C.S.A. ss.1713). These provisions do not have any effect on the availability of equitable remedies (such as an injunction or rescission) for breach of fiduciary duty by directors or officers. However, as a practical matter, equitable remedies may not be available in particular circumstances.

         Section 7-1 of the By-laws provides, among other things, that the Company shall indemnify any director or officer of the Company against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against such person, including actions or suits by or in the right of the Company, by reason of the fact that such person is or was a director or officer of the Company, its parent or any of its subsidiaries, or acted as a director or officer or in any other capacity on behalf of the Company, its parent or any of its subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan.

         Section 7-2 of the By-laws further provides that the Company may, from time to time, advance to any person entitled to be indemnified the funds necessary for payment of expenses incurred in connection with any proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount, if it is ultimately determined that such person is not entitled to indemnification. The rights and authority conferred in Section 7-1 and Section 7-2 of the By-laws are not exclusive of any other right which an indemnified party may have or acquire under any statute, provision of the By-laws, agreement, vote of the shareholders or directors or otherwise. The By-laws specify that the right to indemnification inures to the benefit of the heirs, executors and administrators of such person.

         The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). The effect of such insurance is to indemnify any officer or director of the Company against expenses, judgments, fines, attorney's fees and other amounts paid in settlements incurred by him, subject to certain exclusions. Such insurance does not insure against any such amount incurred by an officer or director as a result of his own dishonesty.

         The foregoing provisions of the By-laws apply only to claims against a director or officer arising out of his service in such a capacity. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable. See Item 9.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  Exhibits

         Exhibit No.         Description
         -----------         -----------

              4 Deb Shops, Inc. Incentive Stock Option Plan, As Amended and Restated Effective January 1, 2002 (incorporated by reference to Exhibit No. 10-5.1 in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002).

              5              Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.

              23-1           Consent of Ernst & Young LLP.

              23-2 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in Exhibit 5).

              24 Power of Attorney (set forth on signature page hereto).

Item 9.   Undertakings

        (a)      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 20th day of September, 2002.

                                      DEB SHOPS, INC.

                                      By: /s/ Marvin Rounick
                                          ------------------
                                          Marvin Rounick
                                          President, Chief Executive Officer and
                                          Director (Principal Executive Officer)


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marvin Rounick and Warren Weiner, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                     Title                                 Date
               ---------                                     -----                                 ----
          /s/ Marvin Rounick               President and Chief Executive                    September 20, 2002
          -------------------             Officer and Director (Principal
            Marvin Rounick                     Executive Officer)

          /s/ Warren Weiner                   Executive Vice President                      September 20, 2002
          ------------------              Secretary, Treasurer and Director
             Warren Weiner

          /s/ Jack A. Rounick              Assistant Secretary and Director                 September 20, 2002
          -------------------
            Jack A. Rounick

         /s/ Barry H. Feinberg                             Director                         September 20, 2002
         ---------------------
           Barry H. Feinberg

          /s/ Barry H. Frank                               Director                         September 20, 2002
          -------------------
        Barry H. Frank, Esquire

          /s/ Ivan Inerfeld                                Director                         September 20, 2002
          -----------------
             Ivan Inerfeld

           /s/ Lewis Lyons                 Vice President, Finance, Chief
           --------------                       Financial Officer and
              Lewis Lyons                  Assistant Secretary (principal
                                                   financial officer)                       September 20, 2002


            /s/ Joan Nolan                               Controller                         September 20, 2002
            ---------------
              Joan Nolan

                                  EXHIBIT INDEX

     Exhibit
      Number                        Description
     -------                        ------------

     4              Deb Shops, Inc. Incentive Stock Option Plan, As Amended and
                    Restated Effective January 1, 2002 (incorporated by
                    reference to Exhibit No. 10-5.1 in the Company's Annual
                    Report on Form 10-K for the fiscal year ended January 31,
                    2002).
     5              Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.
     23-1           Consent of Ernst & Young LLP.
     23-2           Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in Exhibit 5).
     24             Power of Attorney (set forth on signature page hereto).